Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of Polyrizon Ltd. (the “Company”) of our report dated May 20, 2024 (except for subsequent events described in Note 13e and 13f and the effects of the forward share split described in Note 7b(5) and 13g, as to which the date is September 3, 2024), relating to the financial statements of the Company for the year ended December 31, 2023, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

December 30, 2024